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                                  EXHIBIT 23(a)




                    Consent of Independent Public Accountants



The Board of Directors
Zions Bancorporation:

We consent to the use of our report dated January 16, 1997, with respect to the consolidated financial statements of Zions Bancorporation as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and our report dated March 7, 1997, with respect to the financial statements of Zions Bancorporation Employee Investment Savings Plan as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated herein by reference.



                                       KPMG Peat Marwick LLP

September 19, 1997

Salt Lake City, Utah


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